 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-270363
BROOKFIELD INFRASTRUCTURE PARTNERS L.P.
167,047,954 Limited Partnership Units
This prospectus relates to up to 110,595,052 non-voting limited partnership units (the “LP Units”) of Brookfield Infrastructure Partners L.P. (the “Partnership,” or “we”, “us” and “our”) that may be issued by the Partnership or delivered by Brookfield Infrastructure Corporation (“BIPC”) to satisfy any exchange, redemption or acquisition of outstanding class A exchangeable subordinate voting shares (the “Exchangeable Shares”) of BIPC (including, if applicable, in connection with liquidation, dissolution or winding up of BIPC).
This prospectus also relates to up to 56,452,902 LP Units that may be issued by the Partnership or delivered by BIPC to satisfy any exchange, redemption or acquisition of Exchangeable Shares (including, if applicable, in connection with liquidation, dissolution or winding up of BIPC) that may be issued from time to time in the future by BIPC (1) in connection with exchanges of outstanding BIPC Exchangeable LP Units (as defined herein); (2) pursuant to Regulation S under the Securities Act of 1933, as amended (including under BIPC’s Canadian base shelf prospectus); and (3) pursuant to one or more U.S. registration statements filed by BIPC.
Brookfield Corporation (“Brookfield” or the “selling unitholder”) has also agreed that, in the event that neither BIPC nor the Partnership has satisfied an exchange request by a holder of Exchangeable Shares, then Brookfield, as selling unitholder, will satisfy until March 31, 2025 such exchange requests by paying such cash amount or delivering such LP Units pursuant to this prospectus (up to the maximum number of LP Units that may be offered hereby).
Each Exchangeable Share is exchangeable at the option of the holder thereof for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BIPC), as more fully described in this prospectus.
None of the Partnership, BIPC or Brookfield will receive any cash proceeds from the issuance or delivery of any LP Units upon exchange, redemption or acquisition, as applicable, of Exchangeable Shares pursuant to this prospectus.
The LP Units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “BIP” and the Toronto Stock Exchange (the “TSX”) under the symbol “BIP.UN.” On August 8, 2023 the closing price of the LP Units was $32.67 on the NYSE and $43.81 per unit on the TSX.
Investing in the LP Units involves risks. Please see “Risk Factors” beginning on page 3 of this prospectus, and in similarly-captioned sections in the documents incorporated by reference herein, for a discussion of risk factors you should consider before investing in the LP Units.
Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 9, 2023.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-3 (the “Registration Statement”) that we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”) with respect to LP Units to be issued or delivered, from time to time, in connection with the exchange, redemption or acquisition, if any, of Exchangeable Shares (including in connection with liquidation, dissolution or winding up of BIPC). We, BIPC or the selling unitholder may issue or deliver, as the case may be, to holders of Exchangeable Shares, at any time and from time to time, LP Units in exchange for Exchangeable Shares under circumstances that are more fully described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all the information included in the Registration Statement. For further information, you are referred to the Registration Statement, including its exhibits, as well as any prospectus supplement and any documents incorporated by reference herein or therein.
You should read this prospectus together with any applicable prospectus supplement thereto, and in any free writing prospectus that we may provide to you, and any documents incorporated by reference herein or therein and any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” and “Incorporation by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus or any document incorporated by reference herein by reference is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any delivery of LP Units made under this prospectus will, under any circumstances, imply that the information in this prospectus is correct as of any date after this prospectus. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus.
You should rely only on the information incorporated by reference or provided in this prospectus and any accompanying prospectus supplement, and in any free writing prospectus that we may provide to you. We and the selling unitholder have not authorized anyone else to provide you with other information. We and the selling unitholder are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
Unless the context requires otherwise, when used in this prospectus, the term “Partnership” refers to Brookfield Infrastructure Partners L.P. alone; the terms “Brookfield Infrastructure,” “we,” “us” and “our” refer to, collectively, the Partnership, Brookfield Infrastructure L.P. (the “Holding LP”), and the subsidiaries of the Holding LP, from time to time, through which we hold all our interests in the operating entities, which are the entities that directly or indirectly hold our current operations and assets that we may acquire in the future, including any assets held through joint ventures, partnerships and consortium arrangements; the term “general partner” refers to Brookfield Infrastructure Partners Limited, the Partnership’s general partner. References to “our group” mean, collectively, the Partnership and BIPC.
The financial information contained in or incorporated by reference this prospectus and any prospectus supplement, unless otherwise indicated, is presented in U.S. dollars and, unless otherwise indicated, has been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).
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CAUTIONARY NOTE REGARDING FORWARD-LOOKING INFORMATION
This prospectus and the documents incorporated by reference in this prospectus contain certain “forward-looking statements” and “forward-looking information” within the meaning of applicable securities laws concerning our business and operations. The forward-looking statements and information also relate to, among other things, our business, operations, objectives, goals, strategies, intentions, plans, beliefs, expectations and estimates and anticipated events or trends. In some cases, you can identify forward-looking statements and information by terms such as “anticipate,” “believe,” “could,” “estimate,” “likely,” “expect,” “intend,” “may,” “continue,” “plan,” “potential,” “objective,” “tend,” “seek,” “target,” “foresee,” “aim to,” “outlook,” “endeavor,” “will,” “would” and “should” or the negative of those terms or other comparable terminology. These forward-looking statements and information are not historical facts but reflect our current expectations regarding future results or events and are based on information currently available to us and on assumptions we believe are reasonable.
Although we believe that our anticipated future results, performance or achievements expressed or implied by these forward-looking statements and information are based on reasonable assumptions and expectations, the reader should not place undue reliance on forward-looking statements and information because they involve assumptions, known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements and information. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations and our plans and strategies may vary materially from those expressed in the forward-looking statements and information in this prospectus and the documents incorporated by reference in this prospectus.
Factors that could cause our actual results to differ materially from those contemplated or implied by our forward-looking statements and information in this prospectus and the documents incorporated by reference in this prospectus include, without limitation:
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commodity risks;

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alternative technologies could impact the demand for, or use of, the businesses and assets that we own and operate and could impair or eliminate the competitive advantage of our businesses and assets;

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acquisitions may subject us to additional risks and the expected benefits of our acquisitions may not materialize;

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the competitive market for acquisition opportunities and the inability to identify and complete acquisitions as planned;

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pending acquisitions, dispositions and other transactions may not be completed on the timeframe or in the manner contemplated, or at all;

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our ability to renew existing contracts and win additional contracts with existing or potential customers;

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deployment of capital for our committed backlog and other projects we are pursuing may be delayed, curtailed or redirected altogether;

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timing and price for the completion of unfinished projects;

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infrastructure operations may require substantial capital expenditures;

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exposure to environmental risks, including increasing environmental legislation and the broader impacts of climate change;

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exposure to increased economic regulation and adverse regulatory decisions;

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First Nations claims to land, adverse claims or governmental claims may adversely affect our infrastructure operations;

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some of our current operations are held in the form of joint ventures or partnerships or through consortium arrangements;

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some of our businesses operate in jurisdictions with less developed legal systems and could experience difficulties in obtaining effective legal redress, which creates uncertainties;

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actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;

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equipment that we need, including spare parts and components required for project development, may become unavailable or difficult to procure;

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reliance on technology and exposure to cyber-security attacks;

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customers may default on their obligations;

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reliance on tolling and revenue collection systems;

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Brookfield’s influence over our Partnership and our Partnership’s dependence on Brookfield as our service provider;

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the lack of an obligation of Brookfield to source acquisition opportunities for us;

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our dependence on Brookfield and its professionals;

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the role and ownership of Brookfield in our Partnership and in Holding LP may change and interests in our general partner may be transferred to a third party without unitholder or preferred unitholder consent;

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Brookfield may increase its ownership of our Partnership;

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our master services agreement (the “Master Services Agreement”) as described in Item 6.A “Directors and Senior Management — Our Master Services Agreement” of our Annual Report (as defined herein) and our other arrangements with Brookfield do not impose on Brookfield any fiduciary duties to act in the best interests of unitholders or preferred unitholders;

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conflicts of interest between our Partnership, our preferred unitholders and our unitholders, on the one hand, and Brookfield, on the other hand;

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our arrangements with Brookfield may contain terms that are less favorable than those which otherwise might have been obtained from unrelated parties;

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our general partner may be unable or unwilling to terminate our Master Services Agreement;

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the limited liability of, and our indemnification of, our service provider;

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our assets are or may become highly leveraged and we intend to incur indebtedness above the asset level;

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some of our acquisitions may be of distressed companies, which may subject us to increased risks, including the incurrence of legal or other expenses;

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our Partnership is a holding entity that relies on its subsidiaries to provide the funds necessary to pay our distributions and meet our financial obligations;

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future sales and issuances of our LP Units, preferred units or securities exchangeable for our LP Units (including Exchangeable Shares), or the perception of such sales or issuances, could depress the trading price of our LP Units or preferred units;

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our Partnership may become regulated as an investment company under the U.S. Investment Company Act of 1940, as amended;

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we are exempt from certain requirements of Canadian securities laws and we are not subject to the same disclosure requirements as a U.S. domestic issuer;

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we may be subject to the risks commonly associated with a separation of economic interest from control or the incurrence of debt at multiple levels within an organizational structure;

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effectiveness of our internal controls over financial reporting;

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our unitholders and preferred unitholders do not have a right to vote on Partnership matters or to take part in the management of our Partnership;

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market price of our LP Units and preferred units may be volatile;

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dilution of existing unitholders;

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foreign currency risk and risk management activities;

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investors may find it difficult to enforce service of process and enforcement of judgments against us;

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we may not be able to continue paying comparable or growing cash distributions to unitholders in the future;

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changes in tax law and practice;

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general economic conditions and risks relating to the economy, including unfavorable changes in interest rates, inflation and volatility in financial markets, as well as variable economic conditions in the markets where we operate;

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increasing political uncertainty, which may impact our ability to expand in certain markets;

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adverse changes in currency exchange rates;

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potential unavailability of credit on favorable terms, or at all;

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potential unfavorable changes in government policy and legislation;

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exposure to uninsurable losses and force majeure events;

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labor disruptions and economically unfavorable collective bargaining agreements;

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exposure to occupational health and safety related accidents;

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high levels of government regulation upon many of our operating entities, including with respect to rates set for our regulated businesses;

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our infrastructure business is at risk of becoming involved in disputes and possible litigation;

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our ability to finance our operations due to the status of the capital markets;

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changes in our credit ratings;

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our operations may suffer a loss from fraud, bribery, corruption or other illegal acts;

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new regulatory initiatives related to ESG;

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potential human rights impacts of our business activities; and

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other factors described in our Annual Report, including, but not limited to, those described under Item 3.D “Risk Factors” and elsewhere in our Annual Report as well as in this prospectus under “Risk Factors” and in other documents incorporated by reference herein.

We caution that the foregoing list of important factors that may affect future results is not exhaustive. When relying on our forward-looking statements and information to make decisions with respect to an investment in the LP Units, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In light of these risks, uncertainties and assumptions, the events described by our forward-looking statements and information might not occur. These risks could cause our actual results and our plans and strategies to vary from our forward-looking statements and information. We qualify any and all of our forward-looking statements and information by these cautionary factors. Please keep this cautionary note in mind as you read this prospectus. We disclaim any obligation to update or revise publicly any forward-looking statements or information, whether written or oral, as a result of new information, future events or otherwise, except as required by applicable law.

SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in LP Units. You should read this entire prospectus carefully, including the “Risk Factors” section and the documents incorporated by reference herein.
Brookfield Infrastructure Partners L.P.
We are a Bermuda exempted limited partnership that was established on May 21, 2007 under the provisions of the Bermuda Exempted Partnerships Act 1992 and the Bermuda Limited Partnership Act 1883. Our head and registered office is located at 73 Front Street, 5th Floor, Hamilton HM 12, Bermuda and its telephone number at that address is +1 441 294-3309.
We are a leading global infrastructure company that owns and operates high quality, long-life assets in the utilities, transport, energy and data infrastructure sectors across North and South America, Asia Pacific and Europe. We are focused on assets that have contracted and regulated revenues that generate predictable and stable cash flows. The LP Units are listed on the NYSE and the TSX. For additional information, see our Annual Report, which is incorporated by reference into this prospectus.
Brookfield Infrastructure Corporation
BIPC is a corporation existing under the laws of the Province of British Columbia. BIPC was established by BIP as a vehicle to own and operate certain infrastructure assets on a global basis. Specifically, its operations consist principally of the ownership and operation of a regulated gas and electricity business in the U.K., a regulated natural gas transmission system in Brazil and of a regulated utility in Australia, but upon the recommendation and allocation of opportunities to BIPC by its service providers, it intends to seek acquisition opportunities in other sectors with similar attributes. BIPC Exchangeable Shares are listed on both the NYSE and the TSX under the symbol “BIPC.”
BIPC’s principal executive office is located at 250 Vesey Street, 15th Floor, New York NY 10281 and its telephone number is +1 (212) 417-7000.
Each Exchangeable Share will receive identical dividends to the distributions paid on each LP Unit and is exchangeable at the option of the holder for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group), as more fully described in this prospectus. See “Exchanges of Exchangeable Shares for LP Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events.”
Brookfield has also entered into a rights agreement (the “Rights Agreement”) pursuant to which Brookfield has agreed that, until March 31, 2025, in the event that, on the applicable specified exchange date with respect to any subject Exchangeable Shares, (i) BIPC has not satisfied its obligation under its articles and notice of articles (“BIPC’s articles”) of delivering the LP Units amount or its cash equivalent amount and (ii) we have not, upon our election in our sole and absolute discretion, acquired such subject Exchangeable Shares from the holder thereof and delivered the LP Units amount or its cash equivalent, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such subject Exchangeable Shares for the LP Units amount or its cash equivalent. The holders of Exchangeable Shares have a right to receive the LP Units amount or its cash equivalent in such circumstances.
The Partnership will pay all expenses of effecting the exchanges pursuant to this prospectus.
See “Exchange Rights of Exchangeable Shares for LP Units” for more information.
LP Units and Exchangeable Shares
As of March 31, 2023, there were 458,633,280 LP Units, 193,587,223 redeemable partnership units (“RPUs”) of Holding LP and 110,604,400 Exchangeable Shares outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis. All of the RPUs are currently owned by Brookfield.

On October 16, 2018, Brookfield Infrastructure Partners Exchange LP (“Exchange LP”), one of our subsidiaries, issued exchangeable limited partnership units of Exchange LP (“Exchangeable LP Units”) in connection with the privatization of Enercare Inc. Each Exchangeable LP Unit is exchangeable for one LP Unit. As of March 31, 2023, there were 1,283,857 Exchangeable LP Units outstanding.
In connection with the acquisition of all of the outstanding common shares of Inter Pipeline in the third and fourth quarter of 2021, Brookfield Infrastructure Corporation Exchange Limited Partnership issued class B exchangeable limited partnership units (“BIPC Exchangeable LP Units”), which are exchangeable for Exchangeable Shares on a one-for-one basis. As of March 31, 2023, there were 5,087,820 BIPC Exchangeable LP Units outstanding.
In addition, from time to time, BIPC may issue additional Exchangeable Shares including (1) upon exchange of BIPC Exchangeable LP Units; (2) pursuant to Regulation S under the Securities Act (including under BIPC’s Canadian base shelf prospectus) or (3) pursuant to one or more U.S. registration statements filed by BIPC. This prospectus (including any prospectus supplement to this prospectus) relates to LP Units that may be issued by the Partnership or delivered by BIPC in connection with any exchange, redemption or acquisition of such additional Exchangeable Shares (including, if applicable, in connection with liquidation, dissolution or winding up of BIPC), as set forth on the cover of this prospectus. Any such future issuances of Exchangeable Shares underlying the LP Units issuable or deliverable under this prospectus will have been made pursuant to either Regulation S under the Securities Act or another effective registration statement under the Securities Act.
For more information regarding our LP Units and securities directly or indirectly exchangeable for LP Units, see “Description of the Partnership’s Capital Structure” and “Exchange of Exchangeable Shares for LP Units.”
Tax Consequences of Exchanges and Ownership of LP Units
Please see “Material Canadian Federal Income Tax Considerations” and “Material United States Federal Income Tax Considerations” for a summary of material Canadian and U.S. federal income tax considerations that may be relevant to holders of Exchangeable Shares if such holders exchange their Exchangeable Shares for LP Units. Because the specific tax consequences to such holders will depend upon each of their specific circumstances, holders are strongly urged to consult their own tax advisor(s) regarding any Canadian and/or U.S. federal, state and local tax consequences specific to such holders.

RISK FACTORS
An investment in the LP Units involves a high degree of risk. Before making an investment decision, you should carefully consider the risks incorporated by reference from our Annual Report and the other information incorporated by reference in this prospectus, as updated by our subsequent filings with the SEC, pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), and securities regulatory authorities in Canada, which are incorporated in this prospectus. The risks and uncertainties described therein and herein are not the only risks and uncertainties we face. In addition, please consider the following risks before making an investment decision: See “Where You Can Find More Information” and “Incorporation by Reference.”
Risks Related to Exchanging Exchangeable Shares for LP Units
The exchange of Exchangeable Shares for LP Units may result in the U.S. federal income taxation of any gain realized by a U.S. Holder.
Depending on the facts and circumstances, the exchange of Exchangeable Shares for LP Units by a U.S. Holder (as defined below) may result in the U.S. federal income taxation of any gain realized by such U.S. Holder. In general, a U.S. Holder exchanging Exchangeable Shares for LP Units pursuant to the exercise of the exchange right will recognize capital gain or loss (i) if the exchange request is satisfied by the delivery of LP Units by Brookfield pursuant to the Rights Agreement or (ii) if the exchange request is satisfied by the delivery of LP Units by BIPC and the exchange is, within the meaning of Section 302(b) of the U.S. Internal Revenue Code (as defined below), in “complete redemption” of the U.S. Holder’s equity interest in BIPC, a “substantially disproportionate” redemption of stock, or “not essentially equivalent to a dividend”, applying certain constructive ownership rules that take into account not only the Exchangeable Shares and other equity interests in BIPC actually owned but also other equity interests in BIPC treated as constructively owned by such U.S. Holder for U.S. federal income tax purposes. If an exchange request satisfied by the delivery of LP Units by BIPC is not treated as a sale or exchange under the foregoing rules, then it will be treated as a distribution equal to the amount of cash and the fair market value of the LP Units received, taxable under the rules generally applicable to distributions on stock of a corporation.
In general, if the Partnership satisfies an exchange request by delivering LP Units to a U.S. Holder pursuant to the Partnership’s exercise of the Partnership Call Right (as defined below), then the U.S. Holder’s exchange of Exchangeable Shares for LP Units will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, unless, at the time of such exchange, the Partnership (i) is a publicly traded partnership treated as a corporation for U.S. federal income tax purposes or (ii) would be an “investment company” if it were incorporated for purposes of Section 721(b) of the U.S. Internal Revenue Code. In the case described in (i) or (ii) of the preceding sentence, a U.S. Holder may recognize gain upon the exchange. The general partner of the Partnership believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes. In addition, based on the shareholders’ rights in the event of the liquidation or dissolution of BIPC (or the Partnership) and the terms of the Exchangeable Shares, which are intended to provide an economic return equivalent to the economic return on the LP Units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the Partnership currently expects that a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right will not be treated as a transfer to an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. Accordingly, the general partner of the Partnership currently expects a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the Partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If Section 721(a) of the U.S. Internal Revenue Code does not apply, then a U.S. Holder who exchanges Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right will be treated as if such holder had sold its Exchangeable Shares to the Partnership in a taxable transaction for cash in an amount equal to the value of the LP Units received.
Even if a U.S. Holder’s transfer of Exchangeable Shares in exchange for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, the general partner of the Partnership currently expects for the Partnership and the Holding LP to immediately undertake subsequent transfers of such Exchangeable Shares that would result in the allocation to such U.S. Holder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If, contrary to the current expectations of the general partner of the Partnership, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the Partnership or the Holding LP of Exchangeable Shares transferred by a U.S. Holder for LP Units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. Holder could, nonetheless, be required under Section 737 or Section 707(a) of the U.S. Internal Revenue Code to recognize part or all of the built-in gain in its Exchangeable Shares deferred as a result of such exchange, depending on whether the Partnership or the Holding LP were to make certain types of distributions to such U.S. Holder following the exchange.
For a more complete discussion of the U.S. federal income tax consequences of the exchange of Exchangeable Shares for LP Units, see “Material United States Federal Income Tax Considerations” below. The U.S. federal income tax consequences of exchanging Exchangeable Shares for LP Units are complex, and each U.S. Holder should consult its own tax advisor regarding such consequences in light of such holder’s particular circumstances.
Canadian federal income tax considerations described herein may be materially and adversely impacted by certain events.
If BIPC ceases to qualify as a “mutual fund corporation” under the Tax Act (as defined below), the income tax considerations described under the heading “Material Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects.
In general, there can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund corporations or otherwise respecting the treatment of BIPC, the Partnership and the exchange of Exchangeable Shares for LP Units as described in this prospectus will not be changed in a manner that adversely affects shareholders or unitholders, or that such tax laws will not be administered in a way that is less advantageous to BIPC, the Partnership, shareholders or unitholders.
Your investment may change upon an exchange of Exchangeable Shares for LP Units.
If you exchange Exchangeable Shares pursuant to the terms set forth in BIPC’s articles or the Rights Agreement, you may receive LP Units or cash in exchange for such Exchangeable Shares. To the extent that you receive LP Units in any such exchange, you will become a holder of limited partnership units of a Bermuda limited partnership rather than a holder of a security of a British Columbia corporation. We are organized as an exempted limited partnership under the laws of Bermuda, whereas BIPC is organized as a British Columbia corporation. Therefore, recipients of LP Units following an exchange of Exchangeable Shares for LP Units will have different rights and obligations, including voting rights, from those that they had prior to the consummation of the exchange as a holder of Exchangeable Shares. See “Comparison of Rights of Holders of our Exchangeable Shares and the Partnership’s Units” in BIPC’s annual report on Form 20-F for the year ended December 31, 2022, filed with the SEC on March 17, 2023.
The LP Units may not trade at the same price as the Exchangeable Shares.
Although the Exchangeable Shares are intended to provide an economic return that is equivalent to the LP Units, there can be no assurance that the market price of LP Units will be equal to the market price of

Exchangeable Shares at any time. For example, as of the close of trading on July 28, 2023, the closing price of the LP Units was $35.28 and C$46.70 on the NYSE and TSX, respectively, and the closing price of the Exchangeable Shares was $46.19 and C$61.15 on the NYSE and TSX, respectively. If BIPC redeems the Exchangeable Shares (which can be done without the consent of the holders) at a time when the trading price of the Exchangeable Shares is greater than the trading price of the LP Units, holders will receive LP Units (or its cash equivalent) with a lower trading price. Factors that could cause differences in such market prices may include:
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perception and/or recommendations by analysts, investors and/or other third parties that these securities should be priced differently;

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actual or perceived differences in dividends to holders of Exchangeable Shares versus distributions to holders of LP Units, including as a result of any legal prohibitions;

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business developments or financial performance or other events or conditions that may be specific to only Brookfield Infrastructure or BIPC; and

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difficulty in the exchange mechanics between Exchangeable Shares and LP Units, including any delays or difficulties experienced by the transfer agent in processing the exchange requests.

Any holder requesting an exchange of their Exchangeable Shares for which BIPC or the Partnership elects to provide LP Units in satisfaction of the exchange amount may experience a delay in receiving such LP Units, which may affect the value of the LP Units the holder receives in an exchange.
Each Exchangeable Share is exchangeable at the option of the holder for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of BIPC or the Partnership). See “Exchanges of Exchangeable Shares for LP Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events.” In the event cash is used to satisfy an exchange request, the amount payable per Exchangeable Share will be equal to the NYSE closing price of one LP Unit on the date that the request for exchange is received by the transfer agent. As a result, any decrease in the value of the LP Units after that date will not affect the amount of cash received. However, any holder whose Exchangeable Shares are subsequently exchanged for LP Units will not receive such LP Units for up to ten (10) business days after the applicable request is received. During this period, the market price of LP Units may decrease. Any such decrease would affect the value of the consideration to be received by the holder of Exchangeable Shares on the effective date of the exchange.
Further, the Partnership is required to maintain an effective registration statement in the United States in order to exchange any Exchangeable Shares for LP Units. If a registration statement with respect to the LP Units issuable upon any exchange, redemption or purchase of Exchangeable Shares (including in connection with any liquidation, dissolution or winding up of BIPC) is not current or is suspended for use by the SEC, no exchange or redemption of Exchangeable shares for LP Units may be effected during such period.
Exchanges of Exchangeable Shares for LP Units may negatively affect the market price of the LP Units, and additional issuances of Exchangeable Shares would be dilutive to the LP Units.
Each Exchangeable Share is exchangeable by the holder thereof for one LP Unit (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “Exchanges of Exchangeable Shares for LP Units — Primary Exchange Rights — Adjustments to Reflect Certain Capital Events.” If our group elects to deliver LP Units in satisfaction of any such exchange request, a significant number of additional LP Units may be issued from time to time which could have a negative impact on the market price for LP Units. Additionally, any Exchangeable Shares issued by BIPC in the future (including upon exchange of BIPC Exchangeable LP Units or in primary offerings under BIPC’s Canadian base shelf prospectus) will be exchangeable for LP Units, and, accordingly, any future exchanges satisfied by the delivery of LP Units would dilute the percentage interest of existing holders of the LP Units and may reduce the market price of the LP Units.
Our group has the right to elect whether holders of Exchangeable Shares to receive cash or LP Units upon a liquidation, exchange or redemption event.
In the event that (i) there is a liquidation, dissolution or winding up of BIPC or the Partnership, (ii) BIPC or the Partnership exercises its right to redeem (or cause the redemption of) all of the then outstanding

Exchangeable Shares, or (iii) a holder of Exchangeable Shares requests an exchange of Exchangeable Shares, holders of Exchangeable Shares shall be entitled to receive one LP Unit per Exchangeable Share held (subject to adjustment to reflect certain capital events as described in elsewhere in this prospectus and certain other payment obligations in the case of a liquidation, dissolution or winding up of BIPC or the Partnership) or its cash equivalent. The form of payment will be determined at the election of our group so holders of LP Units and Exchangeable Shares will not know whether cash or LP Units will be delivered in connection with any of the events described above. BIPC and the Partnership currently intend to satisfy any exchange requests on the Exchangeable Shares through the delivery of LP Units rather than cash.
BIPC or the Partnership may issue additional Exchangeable Shares or LP Units, respectively, in the future, including in lieu of incurring indebtedness, which may dilute holders of our group’s equity securities. BIPC or the Partnership may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to our group’s equity holders.
Subject to the terms of any of BIPC securities then outstanding, BIPC may issue additional securities, including Exchangeable Shares, class B shares, class C shares, preference shares, options, rights and warrants for any purpose and for such consideration and on such terms and conditions as BIPC’s board may determine. Subject to the terms of any of BIPC securities then outstanding, BIPC’s board will be able to determine the class, designations, preferences, rights, powers and duties of any additional securities, including any rights to share in BIPC’s profits, losses and dividends, any rights to receive BIPC’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of BIPC securities then outstanding, BIPC’s board may use such authority to issue such additional securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the Exchangeable Shares.
Similarly, under the Partnership’s limited partnership agreement, subject to the terms of any preferred units then outstanding, the Partnership’s general partner may issue additional partnership securities, including LP Units, preferred units, options, rights, warrants and appreciation rights relating to partnership securities for any purpose and for such consideration and on such terms and conditions as the board of the Partnership’s general partner may determine. Subject to the terms of any of the Partnership securities then outstanding, the board of the Partnership’s general partner will be able to determine the class, designations, preferences, rights, powers and duties of any additional partnership securities, including any rights to share in the Partnership’s profits, losses and dividends, any rights to receive the Partnership’s assets upon its dissolution or liquidation and any redemption, conversion and exchange rights. Subject to the terms of any of the Partnership securities then outstanding, the board of the Partnership’s general partner may use such authority to issue such additional partnership securities, which would dilute holders of such securities, or to issue securities with rights and privileges that are more favorable than those of the LP Units.
The sale or issuance of a substantial number of Exchangeable Shares, the LP Units or other equity securities of BIPC or the Partnership in the public markets, or the perception that such sales or issuances could occur, could depress the market price of LP Units and impair the Partnership’s ability to raise capital through the sale of additional LP Units. We cannot predict the effect that future sales or issuances of Exchangeable Shares, LP Units or other equity securities would have on the market price of the LP Units. Subject to the terms of any of our securities then outstanding, holders of LP Units will not have any pre-emptive right or any right to consent to or otherwise approve the issuance of any securities or the terms on which any such securities may be issued.
The Rights Agreement will terminate on March 31, 2025.
The Rights Agreement will terminate on March 31, 2025, unless otherwise terminated earlier pursuant to its terms. After such date, holders of Exchangeable Shares will no longer have the benefit of protections provided for by the Rights Agreement and will be reliant on the rights provided for in BIPC’s articles. In the event that BIPC or the Partnership fails to satisfy a request for exchange after the expiry of the Rights Agreement, a tendering holder will not be entitled to rely on the secondary exchange rights. See “Exchanges of Exchangeable Shares for LP Units — Primary Exchange Rights”.

USE OF PROCEEDS
None of the Partnership, BIPC or Brookfield will receive any cash proceeds from the issuance or delivery of any LP Units upon exchange, redemption or acquisition, as applicable, of Exchangeable Shares pursuant to this prospectus. See “Exchange of Exchangeable Shares for LP Units” below.

CAPITALIZATION
The table below sets forth our capitalization as at March 31, 2023. Our capitalization set forth below does not reflect transactions occurring after March 31, 2023. You should read this table in conjunction with the financial statements and pro forma financial information that are incorporated by reference in this prospectus.
As of March 31, 2023(4)
($ Millions)
Corporate borrowings(1)(2)	$4,571
Non-recourse borrowings	30,246
Other current and non-current liabilities(3)	18,776
Preferred Shares	20
Partnership Capital
Limited Partners	5,112
General Partner	25
Non-controlling interest
RPUs	2,149
Exchangeable Shares	1,225
Exchangeable LP Units	68
Perpetual subordinated notes	293
Interest of others in operating subsidiaries	18,522
Preferred Unitholders	918
Total capitalization	$81,925

(1)
These amounts are guaranteed by certain subsidiaries of the Partnership, and/or BIPC Holdings Inc. and the Partnership.

(2)
Excludes any indebtedness incurred by the Partnership since March 31, 2023.

(3)
Includes the deferred income tax liability of the Partnership as of March 31, 2023.

(4)
This does not reflect any transactions that have occurred since March 31, 2023. See “Where You Can Find More Information” and “Documents Incorporated by Reference”.

EXCHANGES OF EXCHANGEABLE SHARES FOR LP UNITS
The exchange rights relating to the Exchangeable Shares are set forth in BIPC’s articles and the Rights Agreement, which are filed as exhibits to the Registration Statement of which this prospectus forms a part. Upon exchange, holders of Exchangeable Shares will receive, with respect to each exchanged share, either (i) one LP Unit or (ii) cash in an amount equivalent to the market value of one LP Unit, in each case as described in further detail below.
Primary Exchange Rights
Holders of Exchangeable Shares have the right to exchange all or a portion of their Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). In the event the Partnership ceases to be a publicly listed entity, the value of a LP Unit will be determined by (i) the last available bid price from an independent source such as an over-the-counter market or an independent investment banking firm; or (ii) if (i) is not applicable, then the amount that a holder of a LP Unit would receive upon the liquidation of the Partnership and sale of its assets in accordance with the terms of its partnership agreement. Holders of Exchangeable Shares that hold such shares through a broker must contact their brokers to request an exchange on their behalf. Holders of Exchangeable Shares that are registered holders must contact BIPC’s transfer agent and follow the process described below. BIPC and the Partnership currently intend to satisfy any exchange, redemption or acquisition of Exchangeable Shares through the delivery of LP Units rather than cash.
Each holder of Exchangeable Shares who wishes to exchange one or more of his or her Exchangeable Shares for LP Units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from BIPC’s transfer agent. Upon receipt of a notice of exchange, BIPC shall be obligated, within ten (10) business days after the date that the notice of exchange is received by BIPC’s transfer agent, to deliver to the tendering holder of Exchangeable Shares, in accordance with instructions set forth in the notice of exchange, one LP Unit per Exchangeable Share held (subject to adjustments in the event of certain dilutive or other capital events by BIPC or the Partnership as described below in “— Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). The LP Units that BIPC would be obligated to deliver following an exchange request as set forth in the preceding sentence will be issued by the Partnership to BIPC, and BIPC in turn will deliver such LP Units to such holder. As described in the next paragraph, the Partnership may also elect to satisfy such exchange request by issuing LP Units directly to the tendering holder of Exchangeable Shares. Upon completion of the exchange of any Exchangeable Shares as described herein, the holder of Exchangeable Shares who has exchanged their Exchangeable Shares will have no further right, with respect to any Exchangeable Shares so exchanged, to receive any dividends on Exchangeable Shares with a record date on or after the date on which such Exchangeable Shares are exchanged.
Notwithstanding the paragraph above, when a notice of exchange has been delivered to each of BIPC and the Partnership and, until such time as the Rights Agreement is terminated, Brookfield, by the transfer agent on behalf of a tendering holder of Exchangeable Shares, BIPC will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and the Partnership a written notification of BIPC’s receipt of such notice of exchange setting forth the identity of the holder of Exchangeable Shares who wishes to exchange such Exchangeable Shares and the number of Exchangeable Shares to be exchanged. The Partnership may elect to satisfy BIPC’s exchange obligation by acquiring all of the tendered Exchangeable Shares in exchange for issuing to such tendering holder one LP Unit per Exchangeable Share held (subject to adjustments in the event of certain dilutive or other capital events by our group as described below in “— Adjustments to Reflect Certain Capital Events”) or delivering its cash equivalent based on the NYSE closing price of one LP Unit on the date that the request for exchange is received by BIPC’s transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid accrued dividends, if any (the form of payment to be determined at the sole election of our group). If the Partnership elects to satisfy BIPC’s exchange obligation, it shall, within three (3) days from the receipt of the holder’s notice of exchange, provide written notice to BIPC and BIPC’s transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by BIPC’s transfer agent by issuing to such holder of Exchangeable Shares the LP Units or delivering the cash equivalent. The Partnership’s unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentence.
In the event that a tendering holder of Exchangeable Shares has not received the number of LP Units or its cash equivalent (the form of payment to be determined by BIPC or the Partnership in each of their sole discretion) in satisfaction of the tendered Exchangeable Shares, then such tendering holder of Exchangeable Shares will be entitled to receive the equivalent of such cash amount or LP Units amount from Brookfield pursuant to the Rights Agreement until March 31, 2025. In this scenario, the tendered Exchangeable Shares will be delivered to the rights agent (as defined below) in exchange for the delivery of the equivalent of the cash amount or LP Units amount from a collateral account of Brookfield administered by the rights agent. See the section entitled “— Secondary Exchange Rights” below for a further description of the Rights Agreement. The Partnership has also agreed to indemnify Brookfield, in its capacity as selling unitholder, for certain liabilities under applicable securities laws concerning selling unitholders, in connection with any LP Units delivered by Brookfield pursuant to the Rights Agreement.
No Fractional LP Units.   No fractional LP Units will be issued or delivered upon exchange of Exchangeable Shares. In lieu of any fractional LP Units to which the tendering holder of Exchangeable Shares would otherwise be entitled at our group’s election, BIPC or the Partnership, as applicable, will pay an amount in cash equal to the LP Unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a LP Unit.
Adjustments to Reflect Certain Capital Events.   The conversion factor (which is currently one) is subject to adjustment in accordance with BIPC’s articles to reflect certain capital events, including (i) if the Partnership and/or BIPC declares or pays a distribution to its unitholders consisting wholly or partly of LP Units or a dividend to its shareholders consisting wholly or partly of Exchangeable Shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the Partnership or BIPC splits, subdivides, reverse-splits or combines its outstanding LP Units or Exchangeable Shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the Partnership and/or BIPC distributes any rights, options or warrants to all or substantially all holders of its LP Units or Exchangeable Shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire LP Units or Exchangeable Shares (or other securities or rights convertible into, exchangeable for or exercisable for LP Units or Exchangeable Shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the Partnership distributes to all or substantially all holders of LP Units evidences of its indebtedness or assets (including securities), or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by BIPC; or (v) if the Partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the LP Units (but excluding for all purposes any exchange or tender offer to exchange LP Units for Exchangeable Shares or any other security economically equivalent to LP Units), to the extent that the cash and value of any other consideration included in the payment per LP Unit exceeds certain thresholds.
Secondary Exchange Rights
Brookfield has entered into the Rights Agreement with Wilmington Trust, National Association (the “rights agent”), pursuant to which Brookfield has agreed that, until March 31, 2025, upon an exchange of Exchangeable Shares, if BIPC has not satisfied its obligation under BIPC’s articles by delivering the LP Units amount or its cash equivalent amount (or the Partnership has not exercised its call right), Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such Exchangeable Shares for the LP Units amount or its cash equivalent. Brookfield currently intends to satisfy any exchange requests on the Exchangeable Shares through the delivery of LP Units rather than cash. The Master Services Agreement also provides that, so long as Brookfield is a party to the Rights Agreement, Brookfield shall have a consent right prior to the issuance by BIPC of any Exchangeable Shares, subject to certain exceptions. After the expiry of the Rights Agreement, holders of Exchangeable Shares will continue to have all of the rights provided for in BIPC’s articles but will no longer be entitled to rely on the secondary exchange rights.
Appointment of Rights Agent; Term.   The rights agent has agreed to act as the rights agent for the holders, as a class and not individually, of Exchangeable Shares. Pursuant to and subject to the terms and conditions set forth in BIPC’s articles, a holder of Exchangeable Shares may request to exchange each Exchangeable Share (“subject Exchangeable Share”) for one LP Unit per Exchangeable Share held (subject to adjustment to reflect certain capital events) or its cash equivalent (the form of payment to be determined at the election of our group). See “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events” above. Upon receipt of a notice of exchange, BIPC shall, within ten (10) business days after the date that the notice of exchange is received by BIPC’s transfer agent (the “specified exchange date”), deliver to the tendering holder of Exchangeable Shares, such LP Unit or cash amount. See above under “— Primary Exchange Rights”. Pursuant to the Rights Agreement, Brookfield has agreed that, in the event that, on the applicable specified exchange date with respect to any subject Exchangeable Shares, (i) BIPC has not satisfied its obligation under its articles by delivering the applicable LP Unit or cash amount and (ii) the Partnership has not, upon its election in its sole and absolute discretion, acquired such subject Exchangeable Share from the holder thereof and delivered the applicable LP Unit or cash amount, Brookfield will satisfy, or cause to be satisfied, the obligations pursuant to BIPC’s articles to exchange such subject Exchangeable Shares for the LP Unit or the cash amount. The holders of Exchangeable Shares have a right to receive the LP Units amount or the cash amount in such circumstances (the “Secondary Exchange Rights”).
The Secondary Exchange Rights are a part of the terms of the Exchangeable Shares and may not be evidenced, transferred or assigned separate or apart from the Exchangeable Shares.
The Rights Agreement will terminate on March 31, 2025, unless otherwise terminated pursuant to its terms as described below.
Satisfaction of Secondary Exchange Rights.   In accordance with the Rights Agreement, Brookfield has agreed to satisfy, or cause to be satisfied, the obligations with respect to the Secondary Exchange Rights contained in BIPC’s articles. The rights agent has agreed to establish a collateral account, and Brookfield has contributed an amount of cash or securities in accordance with the Rights Agreement (as further described below) in order to enable the rights agent to exchange subject Exchangeable Shares for the cash amount or the LP Units amount in accordance with the Rights Agreement.
In accordance with BIPC’s articles, BIPC is required to deliver a notice (the “company notice”) to the rights agent and Brookfield on the specified exchange date if the conditions to the exercise of the Secondary Exchange Rights with respect to any subject Exchangeable Shares have been satisfied. The company notice must set forth the LP Units amount and the cash amount for such subject Exchangeable Shares and any necessary wire transfer or other delivery instructions.
Brookfield may provide notice to the rights agent by the business day immediately following receipt of the company notice, providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount. If the rights agent has not received such notice from Brookfield, the rights agent must exchange the subject Exchangeable Shares for a number of LP Units held in the collateral account equal to the LP Units amount and promptly, and in any event within two (2) business days, deliver such LP Units from the collateral account to the holder of the subject Exchangeable Shares. If there are not enough LP Units in the collateral account to satisfy the LP Units amount with respect to one or more of such subject Exchangeable Shares, the rights agent will exchange such subject Exchangeable Shares for an amount of cash from the collateral account equal to the cash amount and promptly, and in any event within two (2) business days, deliver the cash amount to the holder of the subject Exchangeable Shares.
If the holder of the subject Exchangeable Shares has not received the LP Units amount or the cash amount by the specified exchange date, the holder of the subject Exchangeable Shares may deliver, or cause to be delivered, a notice (an “Exchanging Shareholder notice”) to the rights agent and Brookfield. The Exchanging Shareholder notice must set forth the number of such subject Exchangeable Shares and any necessary wire transfer or other delivery instructions and be in a format that is acceptable to the rights agent. On the next business day following receipt of the Exchanging Shareholder notice, Brookfield will provide notice to the rights agent (i) setting forth the LP Units amount and the cash amount for such subject Exchangeable Shares and (ii) either (a) providing that Brookfield has elected, in Brookfield’s sole discretion, to fund the cash amount or (b) instructing the rights agent to exchange each subject Exchangeable Share. Brookfield is not obligated to deliver such notice if it has determined in good faith that the conditions to the exercise of the Secondary Exchange Right have not been satisfied. On or prior to the second business day following receipt by the rights agent of such instruction by Brookfield, the Exchanging Shareholder notice and the subject Exchangeable Shares, the rights agent will exchange such subject Exchangeable Shares for the LP Units amount from the collateral account or, if there are not enough LP Units in the collateral account, for the cash amount from the collateral account. With respect to any exchange of subject Exchangeable Shares, Brookfield may elect to instruct the rights agent to exchange the subject Exchangeable Shares for the cash amount. If Brookfield makes such an election and there is not a sufficient amount of cash in the collateral account, Brookfield must deposit the required amount into the collateral account simultaneously with such election.
In connection with the exercise by a holder of the Secondary Exchange Rights with respect to any subject Exchangeable Shares held through the Depository Trust Company (“DTC”), such holder will deliver to the rights agent such subject Exchangeable Shares pursuant to DTC’s applicable procedures. In addition, such holder will deliver to the rights agent via e-mail on the business day prior to delivery of such subject Exchangeable Shares a copy of the exchanging Exchangeable Shareholder notice, if applicable.
Receipt of Subject Exchangeable Shares; Withholding.   Holders of subject Exchangeable Shares will deliver such shares free and clear of all liens, claims and encumbrances, and should any such liens, claims and encumbrances exist with respect to such subject Exchangeable Shares, the holder of such subject Exchangeable Shares will not be entitled to exercise its Secondary Exchange Rights with respect to such shares. Each holder of subject Exchangeable Shares will pay to Brookfield the amount of any tax withholding due upon the exchange of such shares and, in the event Brookfield elects to acquire some or all of the subject Exchangeable Shares in exchange for the cash amount, will authorize Brookfield to retain a portion of the cash amount to satisfy tax withholding obligations. If Brookfield elects to acquire some or all of the subject Exchangeable Shares in exchange for the LP Units amount, Brookfield may elect to either satisfy the amount of any tax withholding by retaining LP Units with a fair market value equal to the amount of such obligation, or satisfy such tax withholding obligation using amounts paid by Brookfield, which amounts will be treated as a loan by Brookfield to the holder of the subject Exchangeable Shares, in each case, unless the holder, at the holder’s election, has made arrangements to pay the amount of any such tax withholding.
LP Units Record Date.   Each former holder of subject Exchangeable Shares who receives the LP Units amount will be deemed to have become the owner of the LP Units as of the date upon which such subject Exchangeable Shares are duly surrendered in accordance with the Rights Agreement.
Collateral Account.   Brookfield or its affiliates have established a non-interest bearing trust account administered by the rights agent (the “collateral account”). Brookfield will ensure that the aggregate of (i) the LP Units in or issuable pursuant to any convertible securities in the collateral account (the “collateral account LP Unit balance”), and (ii) the number of LP Units equal to the aggregate amount of cash in the collateral account divided by the value of a LP Unit (the “collateral cash balance” and, together with the collateral account LP Unit balance, the “collateral account balance”) will at all times be equal to or exceed the number of LP Units that is equal to the product of the total number of Exchangeable Shares outstanding (excluding those owned by Brookfield or its affiliates) multiplied by the conversion factor in accordance with BIPC’s articles (the “required collateral account balance”).
If the collateral account balance is at any time less than the required collateral account balance, Brookfield will, within two (2) business days, deposit or cause to be deposited into the collateral account either (i) a number of LP Units or any security convertible into or redeemable for LP Units (other than Exchangeable Shares) (the “LP Unit convertibles”), or (ii) an amount of cash or cash equivalents, in each case in an amount necessary to cause the collateral account balance to be at least equal to the required collateral account balance. To the extent that conversion or redemption of a LP Unit convertible results in the imposition of any fees, payments, premiums or penalties, such fees, payments, premiums or penalties will be borne by Brookfield or its affiliates, and must either be satisfied directly by Brookfield or such affiliates or will be deemed to reduce the collateral account balance. Brookfield must keep the rights agent informed of the collateral account balance and the required collateral account balance in writing on a regular basis, and must inform the rights agent in writing within two (2) business days of any change in the collateral account balance or the required collateral account balance for any reason, including as a result of an adjustment to the conversion factor pursuant to BIPC’s articles.
Brookfield and its affiliates will not be entitled to withdraw any LP Unit or LP Unit convertible from the collateral account, except (i) if the collateral account balance exceeds the required collateral account balance, either as a result of a change in the conversion factor pursuant to BIPC’s articles or a decrease in the number of Exchangeable Shares outstanding (excluding Exchangeable Shares held by Brookfield or its affiliates) or (ii) upon the deposit by Brookfield or its affiliates in the collateral account of an amount in cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of the LP Units withdrawn or the number of LP Units convertibles that are convertible into or redeemable for such LP Units.
If the collateral account contains any amount of cash in lieu of LP Units, such cash amount is required to be no less than the product of the required collateral account balance minus the collateral account LP Unit balance, multiplied by one hundred and twenty-five percent (125%) of the value of a LP Unit (the “required collateral account cash balance”). If at any time the collateral account cash balance is less than the required collateral account cash balance, Brookfield will within two (2) business days deposit or cause to be deposited cash or cash equivalents in the collateral account in an amount sufficient to cause the collateral account cash balance to be at least equal to the required collateral account cash balance.
Brookfield and its affiliates will not be entitled to withdraw any cash or cash equivalents from the collateral account, except (i) to the extent the collateral account cash balance is greater than one hundred and twenty percent (120%) of the required collateral account cash balance or (ii) upon the deposit in the collateral account of a corresponding number of LP Units or LP Unit convertibles.
Registration of LP Units.   Brookfield has agreed that if a shelf registration statement has not been effective for five (5) consecutive business days with respect to all of the LP Units in the collateral account, including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles, and the transfer of such LP Units from the collateral account to a holder of subject Exchangeable Shares, Brookfield will deposit or cause to be deposited into the collateral account an amount of cash or cash equivalents equal to one hundred and fifty percent (150%) of the value of all LP Units (including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles) held in the collateral account at such time; provided, however, no such deposit is required to the extent all of the LP Units in the collateral account, including LP Units issuable from time to time upon conversion of or redemption for LP Unit convertibles, and the transfer of such LP Units from the collateral account to a holder of subject Exchangeable Shares, are registered under an effective shelf registration statement.
Termination or Amendment.   This Rights Agreement will terminate automatically on the earliest of (i) the date on which there are no Exchangeable Shares outstanding, other than Exchangeable Shares owned by Brookfield or its affiliates and (ii) March 31, 2025. Brookfield may not, without the affirmative vote of holders of at least two-thirds (2/3rds) of the outstanding Exchangeable Shares not held by Brookfield, voting as a class, and the approval of a majority of the independent directors of BIPC, materially amend, modify, or alter the Rights Agreement or repeal, terminate or waive any rights under the Rights Agreement. After the expiry of the Rights Agreement, holders of Exchangeable Shares will continue to have all of the rights provided for in BIPC’s articles but will no longer be entitled to rely on the secondary exchange rights.
Redemption
BIPC’s board has the right upon sixty (60) days’ prior written notice to holders of Exchangeable Shares to redeem all of the then outstanding Exchangeable Shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of Exchangeable Shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the LP Units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the Partnership approve an acquisition of the Partnership by way of arrangement or amalgamation; (iv) unitholders of the Partnership approve a restructuring or other reorganization of the Partnership; (v) there is a sale of all or substantially all of the Partnership’s assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of BIPC and its shareholders, that may result in adverse tax consequences for BIPC or its shareholders; or (vii) BIPC’s board, in its sole discretion, concludes that the unitholders of the Partnership or holders of Exchangeable Shares are adversely impacted by a fact, change or other circumstance relating to BIPC. For greater certainty, unitholders of the Partnership do not have the ability to vote on such redemption and the BIPC’s board’s decision to redeem all of the then outstanding Exchangeable Shares will be final. In addition, the holders of class B shares of BIPC may deliver a notice to BIPC specifying a redemption date upon which BIPC shall redeem all of the then outstanding Exchangeable Shares, and upon sixty (60) days’ prior written notice from BIPC to the holders of Exchangeable Shares and without the consent of holders of Exchangeable Shares, BIPC shall be required to redeem all of the then outstanding Exchangeable Shares on such redemption date, subject to applicable law.
Upon any such redemption event, the holders of Exchangeable Shares shall be entitled to receive pursuant to such redemption one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BIPC). See “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events” above.
Notwithstanding the foregoing, upon any redemption event, the Partnership may elect to acquire all of the outstanding Exchangeable Shares in exchange for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of the Partnership). LP Unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.
Liquidation
Upon any liquidation, dissolution or winding up of BIPC, and subject to the prior rights of holders of all classes and series of preferred shares and any other class of shares of BIPC ranking in priority or ratably with the Exchangeable Shares and after the payment in full to (i) any holder of Exchangeable Shares or class C shares of BIPC that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares of BIPC, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid accrued dividends, the holders of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of BIPC). If, upon any such liquidation, dissolution or winding up, the assets of BIPC are insufficient to make such payment in full, then the assets of BIPC will be distributed among the holders of Exchangeable Shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.
Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of BIPC, the Partnership may elect to acquire all of the outstanding Exchangeable Shares for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) plus all unpaid accrued dividends, if any. See “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events” above. The acquisition by the Partnership of all the outstanding Exchangeable Shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BIPC. LP Unitholders are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.
Automatic Redemption upon Liquidation of the Partnership
Upon any liquidation, dissolution or winding up of the Partnership, including where substantially concurrent with a liquidation, dissolution or winding up of BIPC, all of the then outstanding Exchangeable Shares will be automatically redeemed by BIPC on the day prior to the liquidation, dissolution or winding up of the Partnership. Each holder of Exchangeable Shares shall be entitled to one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership as described above in “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one LP Unit on the trading day immediately preceding the announcement of such redemption plus all unpaid accrued dividends, if any (the form of payment to be determined at the election of BIPC).
Notwithstanding the foregoing, upon any such redemption, the Partnership may elect to acquire all of the outstanding Exchangeable Shares in exchange for one LP Unit per Exchangeable Share held (subject to adjustment in the event of certain dilutive or other capital events by BIPC or the Partnership) plus all unpaid accrued dividends, if any. See “— Primary Exchange Rights — Adjustments to Reflect Certain Capital Events.” The acquisition by the Partnership of all the outstanding Exchangeable Shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of BIPC. Unitholders of the Partnership are not entitled to vote on the Partnership’s exercise of the overriding call right described in the preceding sentences.
Registration Rights Agreement
BIPC, the Partnership and Brookfield have entered into a registration rights agreement (the “Registration Rights Agreement”) comparable to the registration rights agreement existing between Brookfield and the Partnership. Under the Registration Rights Agreement, BIPC has agreed that, upon the request of Brookfield, BIPC will file one or more registration statements or prospectuses to register for sale and qualify for distribution under applicable securities laws any of the Exchangeable Shares held by Brookfield. In the Registration Rights Agreement, BIPC has also agreed to pay expenses in connection with such registration and sales and will indemnify Brookfield for material misstatements or omissions in the registration on statement. This prospectus constitutes a prospectus of the Partnership with respect to the delivery of LP Units to holders of Exchangeable Shares upon exchange, redemption or acquisition of the Exchangeable Shares as contemplated by the Registration Rights Agreement.

DESCRIPTION OF THE PARTNERSHIP’S CAPITAL STRUCTURE
The following is a description of the material terms of the LP Units and a summary of certain terms of the Partnership’s limited partnership agreement, as amended (the “limited partnership agreement”), which is incorporated herein by reference. For more information on the limited partnership agreement, see Item 10.B, “Additional Information — Memorandum and Articles of Association — Description of Our Units, Preferred Units and Our Limited Partnership Agreement” in our Annual Report, which is incorporated by reference herein.
As of March 31, 2023, there were 458,633,280 LP Units outstanding (652,220,503 LP Units assuming the exchange of all of Brookfield’s RPUs and 653,504,360 LP Units assuming the exchange of all of Brookfield’s RPUs and Exchangeable LP Units), 4,989,265 Class A Preferred Units, Series 1, 4,989,262 Class A Preferred Units, Series 3, 7,986,595 Class A Preferred Units, Series 9, 9,936,190 Class A Preferred Units, Series 11, 8,000,000 Class A Preferred Units, Series 13 and 8,000,000 Class A Preferred Units, Series 14 outstanding and no Class A Preferred Units, Series 2, Class A Preferred Units, Series 4, Class A Preferred Units, Series 10 and Class A Preferred Units, Series 12 outstanding. The RPUs are subject to a redemption-exchange mechanism pursuant to which LP Units may be issued in exchange for RPUs on a one for one basis.
As of March 31, 2023, there were 110,604,400 Exchangeable Shares outstanding. Additionally, as of March 31, 2023, there were 5,087,820 BIPC Exchangeable LP Units outstanding. Each BIPC Exchangeable LP Unit is exchangeable for one Exchangeable Share.
On October 16, 2018, Exchange LP issued Exchangeable LP Units in connection with the privatization of Enercare Inc. Each Exchangeable LP Unit is exchangeable for one LP Unit. As of March 31, 2023, there were 1,283,857 Exchangeable LP Units outstanding.
The LP Units are non-voting limited partnership interests in the Partnership. Holders of LP Units are not entitled to the withdrawal or return of capital contributions in respect of the LP Units, except to the extent, if any, that distributions are made to such holders pursuant to the Partnership’s limited partnership agreement or upon the liquidation of the Partnership as described in our Annual Report or as otherwise required by applicable law. Except to the extent expressly provided in the Partnership’s limited partnership agreement, a holder of LP Units will not have priority over any other holder of LP Units, either as to the return of capital contributions or as to profits, losses or distributions. The LP Units rank junior to the preferred limited partnership units (“Preferred LP Units”) with respect to priority in the payment of distributions and in the distribution of the assets of the Partnership in the event of the liquidation, dissolution or winding-up of the Partnership, whether voluntary or involuntary, as further described in our Annual Report. Holders of LP Units will not be granted any preemptive or other similar right to acquire additional interests in the Partnership. In addition, holders of LP Units do not have any right to have their LP Units redeemed by the Partnership. For a more detailed description of the LP Units, please refer to our Annual Report, as updated by our subsequent filings with the SEC that are incorporated herein by reference.
Further, subject to the terms of any Preferred LP Units then outstanding, our limited partnership agreement authorizes us to establish one or more classes, or one or more series of any such classes of Preferred LP Units with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of our Preferred LP Units, such as the Class A Preferred Units), as shall be determined by the Partnership’s general partner in its sole discretion, including: (i) the right to share in our profits and losses or items thereof; (ii) the right to share in our distributions; (iii) the rights upon our dissolution and liquidation; (iv) whether, and the terms and conditions upon which, we may or shall be required to redeem our Preferred LP Units (including sinking fund provisions); (v) whether such Preferred LP Unit is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Preferred LP Unit will be issued, evidenced by certificates and assigned or transferred; and (vii) the requirement, if any, of each such Preferred LP Unit to consent to certain Partnership matters.

SELLING UNITHOLDER
The table below sets forth information regarding beneficial ownership of LP Units by the selling unitholder as of June 30, 2023.
The percentage of beneficial ownership for the following table is based on 458,747,440 LP Units outstanding, and 193,587,223 RPUs, 374,467 Exchangeable LP Units and 13,012,789 Exchangeable Shares beneficially owned by Brookfield as of June 30, 2023. Pursuant to Rule 13d-4 under the Exchange Act, the statements concerning voting and dispositive power concerning the LP Units included in the footnotes to this table shall not be construed as admissions that such persons are the beneficial owners of such LP Units.
Selling Unitholder	LP Units Beneficially Owned (1)	Percentage of LP Units Outstanding	Maximum Number of LP Units That May Be Delivered by Brookfield upon Exchange of Exchangeable Shares	Percentage after Maximum Number of LP Units are Delivered by Brookfield upon Exchange of Exchangeable Shares
Brookfield Corporation(2)	206,974,479	31.1%	167,047,954	8.0%(3)

(1)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. LP Units relating to securities currently exercisable or exercisable within sixty (60) days of the date of this table are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.

(2)
The business address of Brookfield is Brookfield Place, 181 Bay Street, Suite 100, Toronto, Ontario M5J 2T3.

(3)
Assuming that all of the RPUs, Exchangeable LP Units and Exchangeable Shares beneficially owned by Brookfield are exchanged for LP Units.

For a description of our relationship with Brookfield as well as potential conflicts of interest (and the methods for resolving them) and other material considerations arising from our relationship with Brookfield, please see Item 7.B, “Related Party Transactions — Relationship with Brookfield” in our Annual Report, which is incorporated by reference in this prospectus.

PLAN OF DISTRIBUTION
This prospectus relates to the issuance by the Partnership or delivery by BIPC or Brookfield of up to an aggregate of 167,047,954 LP Units, in each case in connection with the satisfaction of exchange requests by a holder of Exchangeable Shares of BIPC, which shares are currently outstanding or may be offered and sold from time to time. No broker, dealer or underwriter has been engaged in connection with any such exchange. We will pay all expenses of effecting the exchanges pursuant to this prospectus.
For more information, see “Exchange of Exchangeable Shares for LP Units”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
This summary discusses certain material United States federal income tax considerations for holders relating to the exchange of Exchangeable Shares for LP Units as described in this prospectus as of the date hereof. This summary is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Internal Revenue Code”), on the regulations promulgated thereunder (the “Treasury Regulations”), and on published administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This summary should be read in conjunction with the discussion of the principal U.S. federal income tax considerations associated with the operations of the Partnership and the purchase, ownership, and disposition of LP Units set forth in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in the Annual Report. The following discussion is limited as described in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the Annual Report and as described herein.
This summary is necessarily general and may not apply to all categories of investors, some of whom may be subject to special rules, including, without limitation, persons that own or will own (directly, indirectly or constructively, applying certain attribution rules) 5% or more of the LP Units or (directly, indirectly or constructively, applying certain attribution rules) 10% or more of the equity interests (by vote or value) of BIPC, dealers in securities or currencies, financial institutions or financial services entities, mutual funds, life insurance companies, persons that hold Exchangeable Shares as part of a straddle, hedge, constructive sale or conversion transaction with other investments, persons whose LP Units are loaned to a short seller to cover a short sale of LP Units, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons who have elected mark-to-market accounting, persons who hold Exchangeable Shares through a partnership or other entity classified as a partnership for U.S. federal income tax purposes, persons for whom the Exchangeable Shares are not a capital asset, persons who are liable for the alternative minimum tax, certain U.S. expatriates or former long-term residents of the United States, and persons who are subject to special tax accounting rules under Section 451(b) of the U.S. Internal Revenue Code. Except as otherwise specifically provided herein, this summary does not address any tax consequences to holders of preferred units of the Partnership. The actual tax consequences of the exchange of Exchangeable Shares for LP Units may vary depending on your individual circumstances.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Exchangeable Shares that is for U.S. federal tax purposes: (i) an individual citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) that is subject to the primary supervision of a court within the United States and all substantial decisions of which one or more U.S. persons have the authority to control or (b) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
A “Non-U.S. Holder” is a beneficial owner of Exchangeable Shares, other than a U.S. Holder or an entity classified as a partnership or other fiscally transparent entity for U.S. federal tax purposes.
If a partnership holds Exchangeable Shares, the tax treatment of a partner of such partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold Exchangeable Shares should consult their own tax advisors.
This discussion does not constitute tax advice and is not intended to be a substitute for tax planning. You should consult your own tax advisor concerning the U.S. federal, state and local income tax consequences of exchanging Exchangeable Shares for LP Units, as well as any tax consequences under the laws of any other taxing jurisdiction.
Partnership Status of the Partnership and the Holding LP
Each of the Partnership and the Holding LP has made a protective election to be classified as a partnership for U.S. federal tax purposes. An entity that is treated as a partnership for U.S. federal tax purposes generally incurs no U.S. federal income tax liability. Instead, each partner is generally required to take into account its allocable share of items of income, gain, loss, deduction, or credit of the partnership in computing its U.S. federal income tax liability, regardless of whether cash distributions are made. Distributions of cash by a partnership to a partner generally are not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.
An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. The LP Units are publicly traded. However, an exception, referred to as the “Qualifying Income Exception”, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act of 1940 if it were a U.S. corporation. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income.
The general partner of the Partnership intends to manage the affairs of the Partnership and the Holding LP so that the Partnership will meet the Qualifying Income Exception in each taxable year. Accordingly, the general partner of the Partnership believes that the Partnership will be treated as a partnership and not as a corporation for U.S. federal income tax purposes.
The remainder of this summary assumes that the Partnership and the Holding LP will be treated as partnerships for U.S. federal tax purposes.
Characterization of the Exchangeable Shares
The U.S. federal income tax consequences for holders of Exchangeable Shares relating to the exchange of Exchangeable Shares for LP Units will depend, in part, on whether the Exchangeable Shares are, for U.S. federal income tax purposes, treated as stock of BIPC and not as interests in the Partnership. The general partner of the Partnership intends to take the position and believes that the Exchangeable Shares are properly characterized as stock of BIPC for U.S. federal income tax purposes. However, the treatment of the Exchangeable Shares as stock of BIPC is not free from doubt, as there is no direct authority regarding the proper U.S. federal income tax treatment of securities similar to the Exchangeable Shares. If the Exchangeable Shares are not treated as stock of BIPC and are instead treated as LP Units, then a holder of Exchangeable Shares generally would be expected to be taxed in the same manner as a holder of LP Units, in which case the exchange of Exchangeable Shares for LP Units may qualify as a tax-free exchange. The remainder of this summary assumes that the Exchangeable Shares will be treated as stock of BIPC for U.S. federal income tax purposes.
Consequences to U.S. Holders
Exchange of Exchangeable Shares.   Subject to the discussion below under the headings “— Exercise of the Partnership Call Right” and “— Passive Foreign Investment Company Considerations”, a U.S. Holder generally will recognize capital gain or loss upon an exchange at the request of the holder (other than an exchange that is treated as a distribution, as discussed below) of the Exchangeable Shares for LP Units equal to the difference between the amount realized upon the exchange and the holder’s adjusted tax basis in the Exchangeable Shares so exchanged. The amount realized will equal the amount of cash, if any, plus the fair market value of the LP Units received. Any such capital gain or loss will be long-term capital gain or loss if such holder’s holding period for the Exchangeable Shares exceeds one year at the time of the exchange. Gain or loss recognized by a U.S. Holder generally will be treated as U.S.-source gain or loss for foreign tax credit limitation purposes. Long-term capital gains of non-corporate U.S. Holders generally are taxed at preferential rates. The deductibility of capital losses is subject to limitations.
The U.S. federal income tax consequences described in the preceding paragraph should also apply to a U.S. Holder (i) whose exchange request is satisfied by the delivery of cash or LP Units by Brookfield pursuant to the Rights Agreement, or (ii) whose exchange request is satisfied by the delivery of cash by the Partnership pursuant to the exercise of the Partnership Call Right. For the U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of LP Units pursuant to the Partnership’s exercise of the Partnership Call Right, see the discussion below under the heading “— Exercise of the Partnership Call

Right”. The U.S. federal income tax consequences to a U.S. Holder whose exchange request is satisfied by the delivery of LP Units by BIPC are described in the following paragraph.
An exchange of Exchangeable Shares satisfied by BIPC will result in the recognition of gain or loss by a U.S. Holder as described above if such exchange is (i) in “complete redemption” of the U.S. Holder’s equity interest in BIPC (within the meaning of Section 302(b)(3) of the U.S. Internal Revenue Code), (ii) a “substantially disproportionate” redemption of stock (within the meaning of Section 302(b)(2) of the U.S. Internal Revenue Code), or (iii) “not essentially equivalent to a dividend” (within the meaning of Section 302(b)(1) of the U.S. Internal Revenue Code). In determining whether any of these tests has been met with respect to the exchange of the Exchangeable Shares, you may be required to take into account not only the Exchangeable Shares and other equity interests in BIPC that you actually own but also other equity interests in BIPC that you constructively own within the meaning of Section 318 of the U.S. Internal Revenue Code. If you own (actually or constructively) only an insubstantial percentage of the total equity interests in BIPC and exercise no control over BIPC’s corporate affairs, you may be entitled to sale or exchange treatment on an exchange of the Exchangeable Shares if you experience a reduction in your equity interest in BIPC (taking into account any constructively owned equity interests) as a result of the exchange.
If you meet none of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code, the exchange would be treated as a distribution with respect to Exchangeable Shares. Subject to the discussion below under the heading “— Passive Foreign Investment Company Considerations”, the gross amount of a distribution paid to a U.S. Holder with respect to Exchangeable Shares (including any amounts withheld to pay Canadian withholding taxes) would be included in such holder’s gross income as a dividend to the extent paid out of BIPC’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of such distribution exceeds BIPC’s current and accumulated earnings and profits, it would be treated first as a tax-free return of a U.S. Holder’s tax basis in its Exchangeable Shares, and to the extent the amount of such distribution exceeds such U.S. Holder’s tax basis, the excess would be taxed as capital gain. In the event that the exchange is properly treated as a distribution, the amount of the distribution would be equal to the amount of cash, if any, and the fair market value of the LP Units received. Dividends received by individuals and other non-corporate U.S. Holders may be subject to tax at preferential rates applicable to long-term capital gains, provided certain conditions are met.
Because the determination as to whether any of the alternative tests of Section 302(b) of the U.S. Internal Revenue Code is satisfied with respect to any particular U.S. Holder will depend upon the facts and circumstances at the time of the exchange, each U.S. Holder should consult its own tax advisor regarding the tax treatment of the exchange of Exchangeable Shares for LP Units, including the calculation of such holder’s tax basis in any remaining Exchangeable Shares in the event the exchange of Exchangeable Shares for LP Units is treated as a distribution.
Exercise of the Partnership Call Right.   The Partnership has the right to acquire Exchangeable Shares directly from a shareholder under certain circumstances in exchange for LP Units or cash (the “Partnership Call Right”). For the U.S. federal income tax consequences to a U.S. Holder of the exchange of Exchangeable Shares for cash pursuant to the exercise of the Partnership Call Right, see the discussion above under “— Exchange of Exchangeable Shares”. The U.S. federal income tax consequences to a U.S. Holder of the exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right will depend in part on whether the exchange qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code. For the exchange to so qualify, the Partnership (i) must be classified as a partnership and not as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and (ii) must not be treated as an investment company for purposes of Section 721(b) of the U.S. Internal Revenue Code. With respect to the classification of the Partnership as a partnership, see the discussion above under “— Partnership Status of the Partnership and the Holding LP”.
Section 721(b) of the U.S. Internal Revenue Code provides that Section 721(a) of the U.S. Internal Revenue Code will not apply to gain realized on a transfer of property to a partnership that would be treated as an investment company (within the meaning of Section 351 of the U.S. Internal Revenue Code) if the partnership were incorporated. Under Section 351 of the U.S. Internal Revenue Code and the Treasury Regulations thereunder, a transfer of property will be considered a transfer to an investment company only if (i) the transfer results, directly or indirectly, in “diversification” of the transferor’s interests, and (ii) the transferee is a regulated investment company, a real estate investment trust, or a corporation more than 80%

of the value of whose assets are held for investment and (subject to certain exclusions) are stock or securities, as defined in Section 351(e) of the U.S. Internal Revenue Code. For purposes of this determination, the stock and securities of a corporate subsidiary are disregarded and the parent corporation is treated as owning its ratable share of the subsidiary’s assets if the parent corporation owns 50% or more of the subsidiary corporation’s stock by voting power or value. The Treasury Regulations also provide that whether an entity is an investment company ordinarily will be determined by reference to the circumstances in existence immediately after the transfer in question. However, where circumstances change thereafter pursuant to a plan in existence at the time of the transfer, this determination will be made by reference to the later circumstances.
Based on the shareholders’ rights in the event of the liquidation or dissolution of BIPC (or the Partnership) and the terms of the Exchangeable Shares, which are intended to provide an economic return equivalent to the economic return on the LP Units (including identical distributions), and taking into account the expected relative values of the Partnership’s assets and its ratable share of the assets of its subsidiaries for the foreseeable future, the general partner of the Partnership currently does not expect a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right to be treated as a transfer of property to an investment company within the meaning of Section 721(b) of the U.S. Internal Revenue Code. Thus, the general partner of the Partnership currently expects such exchange to qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code. However, no definitive determination can be made as to whether any such future exchange will qualify as tax-free under Section 721(a) of the U.S. Internal Revenue Code, as this will depend on the facts and circumstances at the time of the exchange. Many of these facts and circumstances are not within the control of the Partnership, and no assurance can be provided as to the position, if any, taken by the general partner of the Partnership with regard to the U.S. federal income tax treatment of any such exchange. Nor can any assurance be given that the IRS will not assert, or that a court would not sustain, a position contrary to any future position taken by the Partnership. If the Partnership were an investment company immediately following the exchange of Exchangeable Shares for LP Units by a U.S. Holder pursuant to the exercise of the Partnership Call Right, and such exchange were to result in diversification of interests with respect to such U.S. Holder, then Section 721(a) of the U.S. Internal Revenue Code would not apply with respect to such holder, and such holder would be treated as if such holder had sold its Exchangeable Shares to the Partnership in a taxable transaction for cash in an amount equal to the value of the LP Units received.
Even if a U.S. Holder’s transfer of Exchangeable Shares in exchange for LP Units pursuant to the Partnership’s exercise of the Partnership Call Right qualifies as tax-free under Section 721(a) of the U.S. Internal Revenue Code, the general partner of the Partnership currently expects for the Partnership and Holding LP to immediately undertake subsequent transfers of such Exchangeable Shares that would result in the allocation to such U.S. Holder of any gain realized under Section 704(c)(1) of the U.S. Internal Revenue Code. Under this provision, if appreciated property is contributed to a partnership, the contributing partner must recognize any gain that was realized but not recognized for U.S. federal income tax purposes with respect to the property at the time of the contribution (referred to as “built-in gain”) if the partnership sells such property (or otherwise transfers such property in a taxable exchange) at any time thereafter or distributes such property to another partner within seven years of the contribution in a transaction that does not otherwise result in the recognition of “built-in gain” by the partnership. If Section 704(c)(1) of the U.S. Internal Revenue Code applies with respect to a U.S. Holder, and such holder fails to disclose to the Partnership its basis in Exchangeable Shares exchanged for LP Units pursuant to the exercise of the Partnership Call Right, then, solely for the purpose of allocating items of income, gain, loss, or deduction under Section 704(c) of the U.S. Internal Revenue Code, the general partner of the Partnership intends to use a reasonable method to estimate such holder’s basis in the Exchangeable Shares exchanged for LP Units pursuant to the exercise of the Partnership Call Right. To ensure compliance with Section 704(c) of the U.S. Internal Revenue Code, such estimated basis could be lower than a U.S. Holder’s actual basis in its Exchangeable Shares. As a result, the amount of gain reported by the Partnership to the IRS with respect to such U.S. Holder in connection with such subsequent transfers could be greater than the correct amount.
If, contrary to the current expectations of the general partner of the Partnership, Section 704(c)(1) does not apply as a result of any such subsequent transfers by the Partnership or the Holding LP of Exchangeable Shares transferred by a U.S. Holder for LP Units in an exchange qualifying as tax-free under Section 721(a) of the U.S. Internal Revenue Code, then such U.S. Holder could, nonetheless, be required to recognize part or all of the built-in gain in its Exchangeable Shares deferred as a result of such exchange under other provisions of the U.S. Internal Revenue Code. Under Section 737 of the U.S. Internal Revenue Code, such U.S. Holder could be required to recognize built-in gain if the Partnership were to distribute any property of the Partnership other than money (or, in certain circumstances, Exchangeable Shares) to such former holder of Exchangeable Shares within seven years of exercise of the Partnership Call Right. Under Section 707(a) of the U.S. Internal Revenue Code, such U.S. Holder could be required to recognize built-in gain if the Partnership were to make distributions (other than “operating cash flow distributions”, unless another exception were to apply) to such U.S. Holder within two years of exercise of the Partnership Call Right.
If Section 721(a) of the U.S. Internal Revenue Code applies to a U.S. Holder’s exchange of Exchangeable Shares for LP Units pursuant to the exercise of the Partnership Call Right by the Partnership and, contrary to the current expectations of the general partner of the Partnership, none of the special provisions (including Section 704(c)(1) of the U.S. Internal Revenue Code) described in the two preceding paragraphs applies, then such U.S. Holder generally should not recognize gain or loss with respect to Exchangeable Shares treated as contributed to the Partnership in exchange for LP Units, except as described below under the heading “— Passive Foreign Investment Company Considerations”. The aggregate tax basis of the LP Units received by such U.S. Holder pursuant to the Partnership Call Right would be the same as the aggregate tax basis of the Exchangeable Shares (or single undivided portion thereof) exchanged therefor, increased by such holder’s share of the Partnership’s liabilities, if any. The holding period of the LP Units received in exchange for Exchangeable Shares would include the holding period of the Exchangeable Shares surrendered in exchange therefor. A U.S. Holder who acquired different blocks of Exchangeable Shares at different times or different prices should consult its own tax advisor regarding the manner in which gain or loss should be determined in such holder’s particular circumstances and such holder’s holding period in LP Units received in exchange for Exchangeable Shares.
For a general discussion of the U.S. federal income tax consequences to a U.S. Holder of owning and disposing of LP Units received in exchange for Exchangeable Shares, see the discussion in Item 10.E “Taxation — Certain Material U.S. Federal Income Tax Considerations” in the Annual Report. The U.S. federal income tax consequences of exchanging Exchangeable Shares for LP Units are complex, and each U.S. Holder should consult its own tax advisor regarding such consequences in light of such holder’s particular circumstances.
Passive Foreign Investment Company Considerations.   Certain adverse tax consequences could apply to a U.S. Holder if BIPC is treated as a passive foreign investment company (“PFIC”) for any taxable year during which the U.S. Holder held Exchangeable Shares. A non-U.S. corporation, such as BIPC, will be classified as a PFIC for U.S. federal income tax purposes for any taxable year in which, after applying certain look-through rules, either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets during such year produce or are held for the production of passive income. Passive income generally includes dividends, interest, royalties, rents, annuities, net gains from the sale or exchange of property producing such income, and net foreign currency gains.
Based on its expected income, assets, and activities, BIPC does not expect to be a PFIC for the current taxable year, nor does it expect to become a PFIC in the foreseeable future. However, the determination of whether BIPC is or will be a PFIC must be made annually as of the close of each taxable year. Because PFIC status depends upon the composition of BIPC’s income and assets from time to time, there can be no assurance that BIPC will not be considered a PFIC for any taxable year, or that the IRS or a court will agree with BIPC’s determination as to its PFIC status.
Subject to certain elections described below, if BIPC were a PFIC for any taxable year during which a U.S. Holder held Exchangeable Shares, gain recognized by such U.S. Holder upon the sale or other taxable disposition of the Exchangeable Shares (such as gain from a taxable exchange of Exchangeable Shares for LP Units) generally would be allocated ratably over the U.S. Holder’s holding period for the Exchangeable Shares. The amounts allocated to the taxable year of the sale or other taxable disposition and to any year before BIPC became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the tax on such amount. Further, to the extent that any distribution received by a U.S. Holder on its Exchangeable Shares were to exceed 125% of the average of the annual distributions on the Exchangeable Shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, that distribution would be subject to taxation in the same manner as gain, described immediately above. Similar rules would apply with respect to any lower-tier PFICs treated as owned indirectly by a U.S. Holder through such holder’s ownership of Exchangeable Shares.
Certain elections may be available to U.S. Holders to mitigate some of the adverse tax consequences resulting from PFIC treatment. If you were to elect to treat your interest in BIPC as a “qualified electing fund” (“QEF election”) for the first year you were treated as holding such interest, then in lieu of the tax consequences described in the paragraph immediately above, you would be required to include in income each year a portion of the ordinary earnings and net capital gains of our company, even if not distributed to you. A QEF election must be made by you on an entity-by-entity basis. To make a QEF election, you must, among other things, (i) obtain a PFIC annual information statement from BIPC and (ii) prepare and submit IRS Form 8621 with your annual income tax return. To the extent reasonably practicable, BIPC intends to timely provide you with information related to its PFIC status and any other subsidiary that it is able to identify as a PFIC with respect to U.S. Holders, including information necessary to make a QEF election with respect to each such entity.
In the case of a PFIC that is a publicly traded foreign company, and in lieu of making a QEF election, an election may be made to “mark to market” the stock of such publicly traded foreign company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. No assurance can be provided that BIPC or any of its subsidiaries will qualify as PFICs that are publicly traded or that a mark-to-market election will be available for any such entity.
Subject to certain exceptions, a U.S. person who directly or indirectly owns an interest in a PFIC generally is required to file an annual report with the IRS, and the failure to file such report could result in the imposition of penalties on such U.S. person and in the extension of the statute of limitations with respect to federal income tax returns filed by such U.S. person. The application of the PFIC rules to U.S. Holders is uncertain in certain respects. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules, including the foregoing filing requirements and the potential consequences of having made any available election under the PFIC rules, with regard to such holder’s exchange of Exchangeable Shares for LP Units.
Additional Tax on Net Investment Income.   Certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income”, which may include all or a portion of their dividend income and net gains from the disposition of Exchangeable Shares. Each U.S. Holder that is an individual, estate or trust should consult its tax advisors regarding the applicability of this tax to its income and gains in respect of Exchangeable Shares.
Foreign Financial Asset Reporting.   Certain U.S. Holders are required to report information relating to an interest in the Exchangeable Shares, subject to certain exceptions (including an exception for shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax returns. Significant penalties may apply for the failure to satisfy these reporting obligations. U.S. Holders are urged to consult their own tax advisors regarding their information reporting obligations, if any, with respect to their exchange of Exchangeable Shares for LP Units.
Information Reporting and Backup Withholding.   Distributions on Exchangeable Shares made to a U.S. Holder and proceeds from the sale or other disposition of Exchangeable Shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Consequences to Non-U.S. Holders
The exchange of Exchangeable Shares for LP Units by a Non-U.S. Holder generally will not be subject to U.S. federal income tax. Special rules may apply to any Non-U.S. Holder (i) that has an office or fixed place of business in the United States; (ii) that is present in the United States for 183 days or more in a taxable year; or (iii) that is (a) a former citizen or long-term resident of the United States, (b) a foreign insurance company that is treated as holding a partnership interest in the Partnership in connection with its U.S. business, (c) a PFIC, (d) a “controlled foreign corporation” for U.S. federal income tax purposes, or (e) a corporation that accumulates earnings to avoid U.S. federal income tax. Non-U.S. Holders should consult their own tax advisors regarding the application of these special rules.
THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO THE PARTNERSHIP, LP UNITHOLDERS, BIPC, AND BIPC SHAREHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN, AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH HOLDER, AND IN REVIEWING THIS PROSPECTUS THESE MATTERS SHOULD BE CONSIDERED. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES OF THE EXCHANGE OF EXCHANGEABLE SHARES FOR LP UNITS.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS
The following describes certain material Canadian federal income tax consequences with respect to the exchange of Exchangeable Shares for LP Units as described in this prospectus as of the date hereof by a holder who is the beneficial owner of such Exchangeable Shares and who, at all relevant times, for the purposes of the Income Tax Act (Canada) (the “Tax Act”), (i) deals at arm’s length and is not affiliated with BIPC and the Partnership and (ii) holds the Exchangeable Shares as capital property (a “Holder”). Generally, the Exchangeable Shares will be considered to be capital property to a Holder provided the Holder does not hold such shares in the course of carrying on a business of trading or dealing in securities and has not acquired them in one or more transactions considered to be an adventure or concern in the nature of trade.
This summary is based upon the facts as set out in this prospectus, the current provisions of the Tax Act and the regulations thereunder, and the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.
This summary should be read in conjunction with the discussion of the material Canadian federal income tax considerations associated with the holding and disposition of LP Units set forth in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” and Item 3.D “Risk Factors — Risks Related to Taxation” in the Partnership’s most recent Annual Report. The following discussion is limited as described in Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s most recent Annual Report and as described herein.
This summary assumes that at all relevant times (i) the Exchangeable Shares will be listed on a “designated stock exchange” in Canada for the purposes of the Tax Act (which currently includes the TSX), (ii) not more than 50% of the fair market value of an Exchangeable Share or LP Unit is attributable to one or more properties each of which is real property in Canada, a “Canadian resource property” or a “timber resource property”, and (iii) all or substantially all of the property of BIPC and the LP Units will not be “taxable Canadian property” (each as defined in the Tax Act). This summary also assumes that neither the Partnership nor BIPC is a “tax shelter” or a “tax shelter investment”, each as defined in the Tax Act. However, no assurance can be given in this regard.
BIPC currently qualifies as a “mutual fund corporation” for purposes of the Tax Act. To maintain its “mutual fund corporation” status, BIPC is required to comply with specific restrictions under the Tax Act regarding its activities and the investments held by it. If BIPC was to cease to qualify as a “mutual fund corporation”, material, adverse tax consequences to BIPC and the holders may arise. BIPC intends to continue to qualify as a “mutual fund corporation” throughout each taxation year in which Exchangeable Shares are outstanding and this summary assumes that will be the case.
This summary is not applicable to a holder: (i) an interest in which would be a “tax shelter investment” or who holds or acquires Exchangeable Shares or LP Units as a “tax shelter investment”, (ii) that is a “financial institution” for purposes of the “mark-to-market property” rules, (iii) that reports its “Canadian tax results” in a currency other than Canadian currency, (iv) that has entered or will enter into a “derivative forward agreement” in respect of the Exchangeable Shares or the LP Units (each as defined in the Tax Act), or (v) that is a corporation resident in Canada and is, or becomes (or does not deal at arm’s length for purposes of the Tax Act with a corporation that is or becomes) as part of a transaction or event or series of transactions or events that includes the acquisition of the Exchangeable Shares, controlled by a non-resident person or a group of non-resident persons not dealing with each other at arm’s length for purposes of section 212.3 of the Tax Act. Furthermore, this summary is not applicable to a holder that is a “controlling corporation” of BIPC (for purposes of subsection 191(1) of the Tax Act), a person with whom the controlling corporation does not deal at arm’s length or a partnership or trust of which the controlling corporation or person with whom the controlling corporation does not deal at arm’s length is a member or beneficiary for purposes of the Tax Act.

Such holders should consult their own tax advisors. This summary does not address the deductibility of interest on money borrowed to acquire the Exchangeable Shares.
This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder, and no representation concerning the tax consequences to any particular Holder or prospective Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective Holders should consult their own tax advisors with respect to the exchange of Exchangeable Shares for LP Units having regard to their particular circumstances.
Generally, for purposes of the Tax Act, all amounts relating to the disposition of Exchangeable Shares (including on an exchange for LP Units at the request of a Holder) must be expressed in Canadian currency. Amounts denominated in another currency must be converted into Canadian currency using the applicable rate of exchange (pursuant to the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.
Taxation of Holders Resident in Canada
The following portion of the summary is generally applicable to a Holder who, at all relevant times, is resident or is deemed to be resident in Canada under the Tax Act (a “Resident Holder”). Certain Resident Holders may be entitled to make, or may have already made, the irrevocable election permitted by subsection 39(4) of the Tax Act the effect of which may be to deem any Exchangeable Share (and all other “Canadian securities”, as defined in the Tax Act) owned by such Resident Holder to be capital property in the taxation year in which the election is made and in all subsequent taxation years. Resident Holders whose Exchangeable Shares might not otherwise be considered to be capital property should consult their own tax advisors concerning this election.
Exchange of Exchangeable Shares.   A Resident Holder who disposes Exchangeable Shares on an exchange for LP Units at the request of the Resident Holder will realize a capital gain (or sustain a capital loss) equal to the amount by which the proceeds of disposition exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base of such shares and any reasonable costs of disposition.
In general, one-half of a capital gain realized by a Resident Holder in a taxation year must be included in income as a “taxable capital gain”. One-half of a capital loss realized by a Resident Holder in a taxation year generally must be deducted as an “allowable capital loss” against taxable capital gains realized in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years in accordance with the provisions of the Tax Act.
The amount of any capital loss realized by a Resident Holder that is a corporation on the disposition of Exchangeable Shares may be reduced by the amount of any dividends received or deemed to be received by the Resident Holder on such Exchangeable Shares to the extent and under the circumstances described in the Tax Act. Similar rules may apply where Exchangeable Shares are owned by a partnership or trust of which a corporation, partnership or trust is a member or beneficiary. Such Resident Holders should consult their own advisors.
A taxable capital gain realized by a Resident Holder that is an individual (other than certain trusts) may give rise to a liability for alternative minimum tax.
The cost to a Resident Holder of an LP Unit received on the exchange of an Exchangeable Share will equal the fair market value of the Exchangeable Share for which it was exchanged at the time of the exchange. The adjusted cost base to a Resident Holder of LP Units at any time will be determined by averaging the cost of such LP Units with the adjusted cost base of any other LP Units owned by the Resident Holder as capital property at the time.
For a description of the Canadian federal income tax considerations of holding and disposing of LP Units, please see Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s Annual Report.

Additional Refundable Tax.   A Resident Holder that is throughout its taxation year a “Canadian-controlled private corporation” (as defined in the Tax Act) will be liable to pay an additional refundable tax on its “aggregate investment income”, which includes an amount in respect of net taxable capital gains. The additional tax and refund mechanism in respect of “aggregate investment income” would also apply to “substantive CCPCs”, as defined in the Proposed Amendments. Resident Holders are advised to consult their own tax advisors in this regard.
Taxation of Holders Not Resident in Canada
The following portion of the summary is generally applicable to a Holder who, at all relevant times, for the purposes of the Tax Act, is not, and is not deemed to be, resident in Canada and does not use or hold the Exchangeable Shares in a business carried on in Canada (a “Non-Resident Holder”). Special rules, which are not discussed in this summary, may apply to a Non-Resident Holder that is an insurer that carries on an insurance business in Canada and elsewhere.
Exchange of Exchangeable Shares.   A Non-Resident Holder will not be subject to tax under the Tax Act on a disposition of Exchangeable Shares on an exchange for LP Units at the request of the Non-Resident Holder unless the Exchangeable Shares are “taxable Canadian property” of the Non-Resident Holder for purposes of the Tax Act at the time of the disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the Non-Resident Holder is resident.
Generally, the Exchangeable Shares will not constitute “taxable Canadian property” of a Non-Resident Holder at a particular time provided that BIPC is a mutual fund corporation unless, at any particular time during the 60-month period that ends at that time, both of the following conditions are met concurrently: (a) 25% or more of the issued shares of any class of the capital stock of BIPC were owned by or belonged to one or any combination of (i) the Non-Resident Holder, (ii) persons with whom the Non-Resident Holder did not deal at arm’s length for purposes of the Tax Act, and (iii) partnerships in which the Non-Resident Holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships; and (b) more than 50% of the fair market value of the Exchangeable Shares was derived, directly or indirectly, from one or any combination of: (i) real or immovable property situated in Canada, (ii) “Canadian resource properties” (as defined in the Tax Act), (iii) “timber resource properties” (as defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in any of (b)(i) to (iii), whether or not the property exists. A Non-Resident Holder of Exchangeable Shares that also holds one or more LP Units will generally meet the condition in (a) above; however, BIPC does not expect that the condition in (b) will be met.
Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, the Exchangeable Shares may be deemed to be “taxable Canadian property.” Non-Resident Holders for whom Exchangeable Shares may constitute “taxable Canadian property” should consult their own tax advisors.
The cost to a Non-Resident Holder of an LP Unit received on the exchange of an Exchangeable Share will equal the fair market value of the Exchangeable Share for which it was exchanged at the time of the exchange. The adjusted cost base to a Non-Resident Holder of LP Units at any time will be determined by averaging the cost of such LP Units with the adjusted cost base of any other LP Units owned by the Non-Resident Holder as capital property at the time.
For a description of the Canadian federal income tax considerations of holding and disposing of LP Units, please see Item 10.E “Taxation — Certain Material Canadian Federal Income Tax Considerations” in the Partnership’s Annual Report.

LEGAL MATTERS
The validity of the securities offered hereby and certain other legal matters with respect to the laws of Bermuda will be passed upon for us by Appleby (Bermuda) Limited.
EXPERTS
The financial statements of the Partnership as of December 31, 2022 and 2021, and for each of three years in the period ended December 31, 2022, incorporated by reference in prospectus, and the effectiveness of Partnership’s internal control over financial reporting have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The offices of Deloitte LLP are located at 8 Adelaide Street West, Toronto, Ontario M5H 0A9.
The consolidated financial statements of Triton International Limited as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2022 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the information and periodic reporting requirements of the Exchange Act applicable to “foreign private issuers” (as such term is defined in Rule 405 under the Securities Act) and will fulfill the obligations with respect to those requirements by filing or furnishing reports with the SEC. In addition, we are required to file documents filed with the SEC with the securities regulatory authority in each of the provinces and territories of Canada. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC Internet site is www.sec.gov. You are invited to read and copy any reports, statements or other information, other than confidential filings, that we file with the Canadian securities regulatory authorities. These filings are electronically available from the Canadian System for Electronic Data Analysis and Retrieval + (SEDAR+) at www.sedarplus.ca, the Canadian equivalent of the SEC electronic document gathering and retrieval system. This information is also available on our website at https://bip.brookfield.com. The information on our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only. Throughout the period of distribution, copies of these materials will also be available for inspection during normal business hours at the offices of our service provider at Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York, United States 10281.
As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal unitholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act relating to their purchases and sales of LP Units. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, as soon as practicable, and in any event within 120 days after the end of each fiscal year, an annual report on Form 20-F containing financial statements audited by an independent public accounting firm. We also intend to furnish quarterly reports on Form 6-K containing unaudited interim financial information for each of the first three quarters of each fiscal year.
INCORPORATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus certain documents that we file with or furnish to the SEC. This means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. The following documents, which have been filed with the securities regulatory authorities in Canada and filed with, or furnished to, the SEC, are specifically incorporated by reference into, and form an integral part of, this prospectus:
•
Our Annual Report on Form 20-F for the fiscal year ended December 31, 2022, filed with the SEC on March 17, 2023 (the “Annual Report”), including the description of our LP Units and any amendment or report filed for purposes of updating such description, is hereby incorporated by reference in this prospectus;

•
our interim unaudited financial statements and management discussion & analysis for the three months ended March 31, 2023, filed with the SEC on Form 6-K on May 10, 2023 (Exhibit 99.1 only); and

•
our Report on Form 6-K filed with the SEC on July 31, 2023 (Exhibits 99.1, 99.2 and 99.3 only).

In addition, all subsequent annual reports filed by us with the SEC on Form 20-F and any current reports on Form 6-K filed or furnished by us that is identified in such form as being incorporated by reference into the Registration Statement of which this prospectus forms a part, in each case subsequent to the date of this prospectus and prior to the termination of this offering, shall be deemed to be incorporated by reference into this prospectus as of the date of the filing or furnishing of such documents. We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to:
Brookfield Infrastructure Partners L.P.
Investor Relations
73 Front Street
5th Floor
Hamilton HM 12
Bermuda
Attn: Investor Relations and Communications
E-mail: bip.enquiries@brookfield.com
Tel: +1 441 294 3309
Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded, for the purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed or furnished document which also is or is deemed to be incorporated by reference in this prospectus, modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed to be an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES
The Partnership is formed under the laws of Bermuda. A substantial portion of the Partnership’s assets are located outside of Canada and the United States and certain of the directors of our general partner, as well as certain of the experts named in this prospectus, may be residents of jurisdictions outside of Canada and the United States. The Partnership has appointed an attorney for service of process in Ontario and in the United States. However, it may be difficult for investors to effect service within Ontario or elsewhere in Canada or the United States upon those directors and experts who are not residents of Canada or the United States, as applicable. Investors are advised that it may also not be possible for investors to enforce judgments obtained in Canada or the United States against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada or the United States, even if the party has appointed an agent for service of process. Furthermore, it may be difficult to realize upon or enforce in Canada or the United States any judgment of a court of Canada or the United States against the

Partnership, the directors of our general partner or the experts named in this prospectus since a substantial portion of the Partnership’s assets and the assets of such persons may be located outside of Canada and the United States. The Partnership has been advised by counsel that there is no treaty in force between Canada and Bermuda or the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a Canadian or U.S. judgment would be capable of being the subject of enforcement proceedings in Bermuda against the Partnership, the directors of our general partner or the experts named in this prospectus depends on whether the Canadian or U.S. court that entered the judgment is recognized by a Bermuda court as having jurisdiction over the Partnership, the directors of our general partner or the experts named in this prospectus, as determined by reference to Bermuda conflict of law rules. The courts of Bermuda would likely give recognition a valid, final and conclusive in personam judgment in respect of a judgment obtained in a Canadian or U.S. court pursuant to which a definitive sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) as long as: (i) the Canadian or U.S. court had proper jurisdiction over the parties subject to the judgment and had jurisdiction to give the judgment as a matter of Bermuda law; (ii) the Canadian or U.S. court did not contravene the rules of natural justice of Bermuda; (iii) the judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of Bermuda; (v) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of Bermuda; and (vi) the Canadian or U.S. judgment (being a foreign judgment) does not conflict with a prior Bermuda judgment.
In addition to and irrespective of jurisdictional issues, Bermuda courts will not enforce a provision of Canadian or U.S. federal securities laws that is either penal in nature or contrary to public policy. It is the advice of the Partnership’s Bermuda counsel that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be enforced by a Bermuda court. Specified remedies available under the laws of Canadian or U.S. jurisdictions, including specified remedies under Canadian securities laws or U.S. federal securities laws, would not likely be available under Bermuda law or enforceable in a Bermuda court, as they may be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against the Partnership, the directors of our general partner or the experts named in this prospectus in the first instance for a violation of Canadian securities laws or U.S. federal securities laws because these laws have no extraterritorial application under Bermuda law and do not have force of law in Bermuda.
EXPENSES
The following are the estimated expenses incurred or expected to be incurred in connection with the exchanges of Exchangeable Shares for LP Units being registered under the Registration Statement of which this prospectus forms a part, all of which will be paid by us.
SEC registration fee*	$218,904.64
Transfer agent fees	$10,000.00
Legal fees and expenses	$45,000.00
Accounting fees and expenses	$50,000.00
Total	$323,904.64

*
Excludes the registration fee previously paid in connection with unsold securities pursuant to Rule 415(a)(6).